Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with principal offices at 5090 40th North Street, Suite 400, Phoenix, Arizona 85018 (“NutraCea” or the “Employer”) and Leo Gingras, with principal residence at _____________________ (“Employee”) effective as of July 28, 2009 (the “Effective Date”), as follows:

RECITALS

A.           NutraCea previously employed Employee pursuant to the terms of an employment letter dated February 7, 2007 and executed by Employee February 8, 2007 (“Letter Agreement”) and a subsequently executed Employment Agreement dated January 8, 2008.  Employee commenced employment with NutraCea March 15, 2007 (“Prior Employment Agreement”).

B.           The parties desire to extend the term of the Prior Employment Agreement and set forth the revised terms and conditions of Employee’s employment.  The terms of this Agreement supersede and replace in its entirety the terms of the Letter Agreement and Prior Employment Agreement.

AGREEMENT

1.            Employment. NutraCea wishes to employ Employee and Employee agrees to provide services for NutraCea on the terms and conditions set forth below.

2.            Employment; Scope of Employment. Employee shall be employed as Chief Operating Officer of NutraCea, reporting to the Chief Executive Officer of NutraCea.  NutraCea reserves the exclusive right to designate and modify Employee’s specific duties from time to time in any manner consistent with Employee’s status as Chief Operating Officer.  No modification or change of Employee’s responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

2.1           Best Efforts; Full Working Time. Employee shall devote substantially all of his business time, attention, skill and experience and shall apply his best efforts to the performance of his duties and the business and affairs of NutraCea. Employee may engage in charitable activities and community affairs, and manage his personal investments and affairs, so long as such activities do not, either individually or in the aggregate, materially interfere with the proper performance of his duties and responsibilities hereunder.

2.2           Supervision and Direction of Services.  All of Employee’s services shall be under the supervision and direction of the Chief Executive Officer of NutraCea and the Board of Directors of NutraCea.

2.3           Rules. Employee shall be bound by all the policies, rules, regulations plans, programs, agreements and arrangements of NutraCea now in force (collectively, the “Existing Company Arrangements”), and by all other policies, rules, regulations, plans, programs, agreements and arrangements as may be hereafter implemented (collectively, the “New Company Arrangements” and, together with the Existing Company Arrangements, the “Company Arrangements”) and shall faithfully observe and abide by the same. No such policy, rule or regulation shall alter, modify or revoke Employee’s status as an at-will employee or any other provision of this Agreement.

2.4           Exclusive Services. During the Term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business that is competitive with NutraCea's business operations; provided, however, that this provision shall not preclude or prohibit Employee from holding or obtaining an indirect and passive beneficial ownership, through a mutual fund or similar arrangement, of up to one percent of any publicly-held company which is competitive with NutraCea as long as he does not otherwise promote, participate or engage in the business operations of such company. Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of NutraCea while Employee is employed by NutraCea.

2.5           Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the Term and for a period of two (2) years following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors, or customers, suppliers or vendors of NutraCea to sever their relationship with NutraCea or to accept an employment, independent contractor relationship, or other applicable relationship with any other business.

2.6           Office Location. Employee shall primarily perform his duties under this Agreement at NutraCea’s offices, but shall provide services at such other locations as the Chief Executive Officer may designate from time to time.

3.             Term and Termination; Payments upon Termination.

3.1          Term and Termination. Unless earlier terminated as described below, NutraCea hereby employs the Employee under this Agreement for a period commencing on the Effective Date and ending on June 30, 2012 (the “Term”). The period commencing on the Effective Date and ending on June 30, 2010, and each succeeding twelve (12) month period during the Term, are each referred to herein as a “Contract Year.” The Term shall be extended automatically for successive one-year terms unless either party notifies the other party in writing at least one hundred and eighty (180) days prior to the expiration of the then-effective Term of such party's intention not to renew this Agreement.

3.1.1         Termination for Cause. No termination of Employee's employment hereunder for Cause shall be effective unless NutraCea shall first have given written notice to Employee (the “Cause Notice”) of its intention to terminate Employee for Cause, such Cause Notice shall state the circumstances that constitute the grounds on which the termination for Cause is based. “Cause” for termination of Employee's employment shall mean the occurrence of any of the following:

(a)            Employee breaches a material term of this Agreement, which breach remains uncured for thirty (30) days after delivery of the Cause Notice (which Cause Notice shall describe the breach in sufficient detail to allow Employee the reasonable opportunity to cure the breach, if susceptible of being cured within such thirty (30) day period);

(b)            Employee has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties;

(c)            Employee has committed, as reasonably determined by the Board, or has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, other similar criminal conduct, or any felony;

(d)            Employee's habitual misuse of alcohol, drugs, or any controlled substance; or

(e)            Employee’s (i) breach of the Proprietary Information Agreement attached hereto as Exhibit A or (ii) failure to comply with reasonable written standards established by NutraCea for the performance of his duties hereunder.

3.1.2	Termination for Good Reason.

(a)            Employee may terminate this Agreement for Good Reason, as defined herein, subject to and provided that Employee complies with the requirements of Section 3.1.2(b). As used herein, “Good Reason” means (1) any material breach by NutraCea of any provision of this Agreement; (ii) a material reduction of Employee's duties or responsibilities (or the assignment of duties or responsibilities to Employee that are) not consistent or commensurate with and his position as Chief Operating Officer, but not including any reduction in Employee's duties during any investigation or proceedings initiated by NutraCea pursuant to Section 3.1.1 with regard to a possible termination of Employee for Cause; or (iii) any reduction of Employee's Base Salary other than as part of a general reduction of the salaries of all or substantially all NutraCea’s employees.

(b)            In order to terminate this Agreement for Good Reason, Employee shall provide NutraCea with (i) written notice of the Good Reason (which notice must be delivered within ninety (90) days following the date Employee first learns of the occurrence of the event constituting Good Reason and which notice shall describe the particulars of NutraCea's breach in sufficient detail to allow NutraCea the reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) thirty (30) days within which to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and NutraCea fails to remedy or eliminate the Good Reason(s) within such 30-day period, Employee shall be entitled to provide NutraCea with written notice (of not less that thirty (30) days) that Employee is terminating this Agreement as a result of such Good Reason(s).

3.1.3           Voluntary Termination of Employment.  Employee agrees (a) to provide at least one hundred and eighty (180) days' prior written notice (a “Voluntary Termination Notice”) of his intention to voluntarily terminate his employment with NutraCea for any reason other than Good Reason, death or Disability (as defined below) (a “Voluntary Termination”) and (b) to specify in such notice a fixed date for the Voluntary Termination. A termination of this Agreement by reason of Employee's non-renewal shall be deemed to be a Voluntary Termination.

3.2           Payments upon Termination.

3.2.1   For Cause, Voluntary Termination, or Disability. If NutraCea terminates Employee's employment for Cause, or if Employee terminates by Voluntary Termination, or if either party terminates this Agreement due to Employee's Disability: (a) Employee shall be entitled to receive in a cash lump sum payment (less normal and customary deductions and withholdings) an amount equal to all accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination (such payment shall be made within the time period required by applicable law, but in no event later than thirty (30) days following the date of termination); and (b) all unvested portion of the Option (as defined below) shall terminate effective as of the date of termination, and, subject to Section 4.4, all vested portions of the Option shall remain outstanding and exercisable for twenty four (24) months following the date of termination.

3.2.2           Without Cause, for Good Reason, or Death.

   (a) In the event Employee's employment is terminated (i) by NutraCea other than for Cause (including by reason of NutraCea's election not to renew this Agreement pursuant to Section 3.1), (ii) by Employee for Good Reason, or (iii) due to Employee's death, Employee (or Employee's estate or legal representative) shall be entitled to: (A) a cash lump sum payment an amount equal to (1) all previously accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination, and (2) the Base Salary that Employee would have been paid had he remained employed with NutraCea for the remainder of the then-current Term (the amount described in this Section 3.2.2(a)(A)(3), the “Severance Payment”); and all payments due under this Section 3 .2.2(a)(A) to be made no later than ten (10) days following the effective date of a mutual general release in a reasonable form prepared by NutraCea, and signed, by both Employee and NutraCea; and (B) the immediate vesting of the Option (as defined below), and the Option shall remain outstanding and exercisable for a period of ninety (90) days as provided in the 2005 Plan (as defined below).

(b) For purposes of this Agreement, “Disability” shall mean that Employee, due to a physical or mental disability, has been substantially unable to perform his duties under this Agreement for a continuous period of ninety (90) days or longer, or for one hundred and twenty (120) days or more in any twelve (12)-month period.

3.2.3   Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Employee is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), he shall not be entitled to any payments upon a termination of his employment under any arrangement that constitutes "nonqualified deferred compensation" under Section 409A until the earlier of (1) the date which is six months after his separation from service (as such term is defined in Section 409A of the Code and the regulations and other published guidance hereunder) for any reason other than death, or (ii) the date of Employee's death. After the Date of Termination, Employee shall have no duties or responsibilities that are inconsistent with having a separation from service as of such date. Any amounts otherwise payable to Employee following a termination of employment that are not so paid by reason of this Section 3.2.3 shall be paid promptly following, and in any event within fifteen (15) days following, the date that is six (6) months after Employee's separation from service (or, if earlier, the date of Employee's death).

4.             Compensation; Benefits.

4.1           Base Salary. Employee shall be paid at a rate which, on an annualized basis, equals two hundred and fifty thousand dollars ($250,000) per year, as adjusted pursuant to this Section 4.1 (“Base Salary”). The Base Salary shall be subject to normal payroll withholdings and NutraCea's standard payroll practices. Employee's Base Salary shall increase to two hundred and seventy five thousand dollars ($275,000) per year commencing January 1, 2010. Thereafter, for each subsequent Contract Year, Employee's Base Salary shall be subject to increase as determined by the Board in its discretion.

4.2           Bonus Payments.

4.2.1           Extension Bonus. NutraCea shall pay Employee a bonus (“Extension Bonus”) of one hundred thousand dollars ($100,000) to Employee, payable fifty thousand dollars ($50,000) on or before November 30, 2009, and fifty thousand dollars ($50,000) on or before March 31, 2010. In the event Employee terminates this Agreement voluntarily or his employment is terminated by NutraCea for Cause prior to June 30, 2011, then Employee shall immediately return the full amount of the Extension Bonus to NutraCea.

4.2.2           Annual bonus Program. Employee shall participate in any NutraCea annual bonus program that is adopted by NutraCea and that is applicable to senior officers of NutraCea (subject to the terms and conditions of any such program). Any such annual bonus program must be approved by the NutraCea Compensation Committee and shall set forth objective criteria for bonus payments based on the financial performance of NutraCea. Such annual bonus program also shall set forth a target bonus objective for Employee, which target bonus initially shall be seventy-five percent (75%) of his Base Salary. The actual annual bonus amount, if any, shall be paid in accordance with the terms of such program.

4.2.3           Discretionary Bonus. In addition, Employee shall be eligible for an annual discretionary bonus as determined by the NutraCea Compensation Committee or Board of Directors, after first obtaining the recommendations of such third party compensation consultants as may be selected by NutraCea. Such bonus may be paid in cash or stock incentives or a combination of cash and stock incentives.

4.3            Stock Options.

4.3.1          Cancellation of Prior Options. NutraCea previously granted to Employee (collectively “Prior Options”), (i) on or about the date of the Letter Agreement, a nonqualified stock option to purchase 250,000 shares of NutraCea’s common stock pursuant to the terms and conditions of the NutraCea 2005 Equity Incentive Plan (“2005 Plan”) and an associated stock option agreement, and (ii) as of the date of the Prior Employment Agreement, an option to purchase an additional 350,000 shares pursuant to the terms and conditions of the 2005 Plan and an associated stock option agreement. Employee and NutraCea agree that all such Prior Options be and are hereby cancelled and of no further force or effect.
4.3.2          Option. NutraCea shall grant to Employee, on the Effective Date, an option (“Option”) to purchase 1,500,000 shares of NutraCea's common stock subject to this Agreement and pursuant to the terms and conditions of the 2005 Plan and an associated stock option agreement (“Option Agreement”). The per share exercise price of the Option shall be $0.22, subject to adjustment for stock splits, stock dividends and the like as provided in the Plan.  Subject to the acceleration and Option termination provisions of this Agreement, the Plan and the Option Agreement, the Option shall vest as to (i) 375,000 shares on the Effective Date, and (ii) 93,750 shares on the last business day of each calendar quarter of each Contract Year during the Term until all Option shares are fully vested.  If within sixty (60) days prior to and ninety (90) days after the effective date of a Change of Control either NutraCea or Employee terminates Employee’s employment with NutraCea, the Option shall immediately vest and become exercisable, and the Option shall remain outstanding and exercisable for a period of ninety (90) days as provided in the 2005 Plan (as defined below). For the purposes of this Agreement, the term “Change of Control” shall mean any of the following events: (x) the consummation of a merger or consolidation of NutraCea with any other entity which results in the voting securities of NutraCea outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of NutraCea or such surviving entity outstanding immediately after such merger or consolidation, or (y) the sale or other transfer in one or more related transactions not in the ordinary course of all or substantially all of NutraCea’s assets.  The form of the Option Agreement is attached as Exhibit B.

4.4           Vacation and other Standard Benefits. Employee shall be entitled to four (4) weeks of paid vacation time per year. Employee may not accrue vacation time in excess of such four (4) week maximum. Accrual of vacation time shall be subject to the terms and conditions of NutraCea's vacation policy. Employee shall be entitled to health benefits in accordance with NutraCea's standard policies. In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with NutraCea's standard policies.

4.5           Business Expenses. Employee shall be reimbursed for reasonable business expenses which he incurs in the performance of his duties hereunder, in accordance with NutraCea's standard reimbursement policies.

4.6           Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control.

5.            Employee's Representations. Employee represents and warrants to NutraCea that information provided by Employee about Employee to NutraCea in connection with Employee's employment and any supplemental information provided to NutraCea is, to the best of Employee's knowledge and information after good faith diligence and investigation, complete, true and correct. Employee has not omitted any information that is necessary to evaluate the information provided by Employee to NutraCea. Employee shall promptly notify NutraCea of any change in the accuracy or completeness of all such information.

6.            Trade Secrets. Employee acknowledges that NutraCea has expended substantial time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as Exhibit A. Employee has previously executed the Proprietary Information Agreement or agrees to execute NutraCea's Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7.            Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, and 6 will result in immediate and irreparable injury to NutraCea. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, or 6, NutraCea shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to NutraCea. The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, NutraCea may take any appropriate legal action, including without limitation an action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.            Miscellaneous.

8.1           Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Arizona, excluding its conflict of laws rules, except as such laws may be interpreted, enforced, or preempted by federal law.

8.2.           Entire Agreement. This Agreement, the Proprietary Information Agreement dated as of the Effective Date and described in Section 6, the Indemnification Agreement (as defined below) and the Option Agreement, contain the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3           Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4           Severability. NutraCea and Employee agree that should any provision of this Agreement be declared or be determined by any court or other tribunal (including an arbitrator) of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5           Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties; provided that such modification shall be ineffective unless in writing and signed by the parties hereto.

8.6           No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by NutraCea with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than NutraCea and Employee shall have any rights whatsoever under this Agreement or to recover damages on account of a breach of this Agreement. No person or entity other than NutraCea or Employee shall have any right to enforce any provision of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of NutraCea or Employee hereunder.

8.8           Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9           Resolution of Disputes.

8.9.1          Resolution of Disputes. NutraCea and Employee agree that, except as otherwise provided herein, any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (“Dispute”), shall be resolved through binding arbitration, as provided in this Section 8.9.

8.9.2          Binding Arbitration. The provisions of this Section 8.9 shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of a Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Except as provided herein, the arbitration of any Dispute between the parties to this Agreement shall be governed by the American Arbitration Association (‘AAA’) Commercial Arbitration Rules (the "AAA Rules").

8.9.3          Appointment of Arbitrator. Within thirty (30) days of service of a demand for arbitration by a party to this Agreement, the parties shall endeavor in good faith to select from the AAA list of labor and employment arbitrators a single arbitrator, who must be a licensed attorney; if the parties fail to do so within such 30-day period, an arbitrator shall be selected in accordance with the AAA Rules.

8.9.4           Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5           Location of Arbitration. Any arbitration hearing shall be conducted in Phoenix, Arizona.

8.9.6          Applicable Law. The law applicable to the arbitration of any Dispute shall be, as provided in Section 8.1 and the Federal Arbitrator Act (Title 9, US Code, Section 1 et Seq.).

8.9.7          Arbitration Procedures. In addition to any of the procedures or processes available under the AAA Rules, the parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims and/or defenses, including access to relevant documents and witnesses, as determined by the arbitrator(s). In addition, either party may choose, at that party’s discretion, to request that the arbitrator(s) resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute. In the event a party to the arbitration requests that the arbitrator(s) resolve a dispositive motion, the arbitrator(s) shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

                                8.9.8          Scope of Arbitrators’ Award or Decision.  NutraCea and Employee agree that if the arbitrators find any Disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be a reasoned opinion in writing citing facts and law and shall be specific enough to permit limited judicial review if necessary.

8.9.9           Costs of Arbitration; Attorneys’ Fees.  NutraCea and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10        Acknowledgment of Consent to Arbitration.  NOTICE: BY EXECUTING THIS AGREEMENT THE PARTIES AGREE TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND WAIVE ANY RIGHTS THEY MAY HAVE TO HAVE THE DISPUTE DECIDED BY A JUDGE OR A JURY. BY EXECUTING THIS AGREEMENT. THE PARTIES WAIVE THEIR JUDICIAL RIGHTS TO APPEAL. IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE. THE PARTIES' AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PARTIES REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION TO NEUTRAL ARBITRATION.

8.10            Exhibits.  All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

The parties hereto have executed and delivered this Agreement as of the date first-above written.

NUTRACEA

By:
Title:

LEO GINGRAS

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

NutraCea, a California corporation ("Company"), and __________, an individual ("Employee"), agree as follows:

1.           Employment.  Employee acknowledges that the obligations of Employee set forth in this Agreement are a condition of Employee's employment with Company and are agreed to by Employee in consideration of such employment.  The parties agree that this Agreement shall not in any way affect the employer/employee relationship of the parties other than as specifically set forth in this Agreement, including without limitation the ability of Company to terminate Employee’s employment at will (unless otherwise provided in a written agreement, properly signed by Company).

2.           Term.  The term of this Agreement shall commence on the date hereof and shall continue for the duration of Employees employment with Company.

3.           Confidential Information.  Employee agrees not to disclose to any others, or take or use for Employee's own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Company's Confidential Information (as defined below).  Employee agrees that these restrictions shall also apply to (1) Confidential Information belonging to third parties in Company's possession, (2) Confidential Information belonging to any parent or subsidiary of the Company and (3) Confidential Information conceived, originated, discovered or developed by Employee during the term of this Agreement.  "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by Company, either directly or indirectly, in writing, orally or by drawings, or by observation of products.  Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee.  Employee further agrees not to improperly use or disclose or bring onto the premises of Company any trade secrets of another person or entity during the term of this Agreement.  Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to the Company, to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation, or to use it, except as necessary, in carrying out Employee’s work for the Company consistent with the Company's agreement with such third party.

4.           Inventions.  For purposes of this Agreement, "Invention" shall mean any new inventions, improvements, machines, manufactures, methods, processes, uses, apparatuses, compositions of matter, designs, original works of authorship, formulas, databases, computer programs or software, or configurations of any kind, discovered, conceived, developed, made, or produced or any improvements to them, and shall not be limited to the definition of an invention contained in the United States Patent Laws.

4.1.           Assignment of Inventions.  Employee assigns to Company all of Employee's interest in all ideas and Inventions, whether or not patentable, copyrightable or protectible as trade secrets, made or conceived by Employee, solely or jointly with any others, during the term of Employee's employment with Company, except for any idea or Invention for which no equipment, supplies, time, facilities or trade secret information of Company was used and that was developed entirely upon Employee's own time, and does not relate either to the business of Company or Company's actual or demonstrably anticipated research or development.  All ideas and Inventions hereby assigned are referred to as “Assigned Inventions”.  Employee agrees to promptly disclose all Assigned Inventions in writing to Company, to assist Company in preparing patent applications and assignments for those Inventions and to vest title to those Inventions in Company, all at Company's expense, but for no consideration to Employee in addition to Employee's salary or wages.  If Company requires Employee's assistance under this Section after termination of Employee's employment, Employee shall be compensated for Employee's time actually spent in providing that assistance at any hourly rate equivalent to Employee's salary or wages during Employee's last period of employment by Company.

4.2.           Prior Inventions.  Employee has attached as Exhibit A, a list of any Inventions belonging to Employee prior to employment with Company ("Prior Inventions"), that relate to the business of Company or Company's actual or demonstrably anticipated research or development and that are not assigned to Company hereunder.  If no such list is attached, Employee represents that there are no such Prior Inventions.  If in the course of employment with Company, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to make, have made, modify, sublicense, use and sell such Prior Invention as part of or in connection with such product, process or machine.

4.3.           Records of Inventions.  Employee agrees to keep and maintain adequate and current written records of all Inventions of Employee during the term of employment with Company.  Such records shall be in the form of notes, sketches, drawings, and any other format that may be specified by Company, and shall be available to and remain the sole property of Company at all times.

4.4           Works for Hire.  Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner or such copyrightable works.  Employee agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by Employee for the Company, or (c) relate to the Company’s business or current or anticipated research and development will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

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4.5           Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention: and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Invention.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company.  “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless or whether or not such right is denominated or generally referred to as a “moral right”.

5.           Return of Property.  Employee agrees that upon termination of employment with Company, Employee will deliver to Company all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with Company or otherwise belonging to Company, its successors or assigns.  In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

6.           Notification of New Employer.  Company shall have the right to notify any future employers of Employee of Employee's rights and obligations under this Agreement.

7.           Other Agreements.  Employee represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment with Company.  Employee has not and shall not enter into any oral or written agreement in conflict with this Agreement.

8.           Equitable Remedies.  Employee agrees that it would be impossible or inadequate to measure and calculate Company's damages from any breach of the covenants set forth in this Agreement.  Accordingly, Company shall have available, in addition to any other right or remedy available under law or equity, the right to obtain any injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and consents to the issuance of such injunction and to the ordering of specific performance.

9.           Miscellaneous.

9.1           Attorneys' Fees; Prejudgment Interest; Governing Laws.  If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.  The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of Arizona, excluding its conflict of laws rules.

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9.2.           Amendment; Waiver.  The provisions of this Agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

9.3.           Entire Agreement.  This document and any written employment agreement between Employee and Company constitute the entire agreement between the parties regarding the subject matter, all oral agreements being merged herein, and supersedes all prior representations.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

9.4.           Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the heirs, successors and assigns of the respective parties hereto.

9.5.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

9.6           Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.   Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision.   Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

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9.7           No Duty to Employ.  Employee understands that this Agreement does not constitute a contract of employment or obligate the Company to employ Employee for any stated period of time.  This Agreement shall be effective as of the first day of Employee’s employment by the Company.

9.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.

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In witness whereof, the parties have executed this Proprietary Information Agreement as of the date set forth below.

Dated:

COMPANY:	EMPLOYEE:

NUTRACEA,
a California corporation

By:	Leo Gingras
Title:

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EXHIBIT A

PRIOR INVENTIONS

Title Date Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B

NUTRACEA

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to employment with NutraCea or otherwise belonging to NutraCea, a California corporation ( “NutraCea”), its successors or assigns or any parent or subsidiary of NutraCea.

I further certify that I have complied with all the terms of NutraCea’s Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of NutraCea, any parent or subsidiary of NutraCea, or any of its respective employees, clients, consultants or licensees.

I further agree that for twenty four (24) months from this date, I will not (i) hire any employees of NutraCea, or (ii) directly or indirectly, solicit, induce, recruit or encourage any NutraCea employee, consultant, vender, supplier, customer or client to sever its relationship with NutraCea or accept an employment, consultant or other business relationship with any other business.

Employee Signature	Date:

Employee Name